UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

HOLOGIC, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction

of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective December 16, 2013, the Board of Directors (the “Board”) of Hologic, Inc. (the “Company”) adopted an amendment (the “Amendment”) to the Company’s Fourth Amended and Restated By-laws, as amended (the “By-laws”). The Amendment contains revisions to the following sections of the By-laws:

•	Section 1.2. Amended to add new subsections 1.2(A), 1.2(B) and 1.2(C) and a process by which stockholders may call special meetings of stockholders provided that the meeting request is from at least 25% of the outstanding shares and that the requesting stockholders meet certain other ownership, procedural and informational requirements. Also amended to clarify that the Board can postpone, reschedule and, in certain circumstances, cancel special meetings of stockholders.

•	Section 1.7. Amended to set forth a director resignation policy whereby any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” in such election must promptly tender his or her resignation to the Board, which will consider whether to accept the resignation. The amendment requires the remaining members of the Board, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, to determine whether to accept such resignation. Such determination must be made within 90 days after the certification of the election results and be publicly disclosed by press release and the filing of appropriate disclosure with the Securities and Exchange Commission. Section 1.7 was also amended to clarify that the plurality voting standard, as modified by the above, relates only to the election of directors.

The Amendment also includes mechanical, procedural, conforming and clarifying changes to the By-laws. The above description of the Amendment does not purport to be complete and it is qualified in its entirety by reference to the Amendment, a copy of which is attached to this report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amendment to Fourth Amended and Restated By-laws of Hologic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2013	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir
Executive Vice President, Finance and Administration, and Chief Financial Officer

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